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                                                                     EXHIBIT (8)

                    [Muldoon, Murphy & Faucette letterhead]


                              September 30, 1994




Board of Directors
AmeriFed Financial Corp.
120 North Scott Street
Joliet, Illinois 60431

Board of Directors
AmeriFed Bank, FSB
120 North Scott Street
Joliet, Illinois 60431

         Re: Federal Tax Consequences of the Merger of AmeriFed Financial Corp. with and into NBD Illinois

Gentlemen:

         You have requested an opinion on the federal income tax consequences of the proposed merger of AmeriFed Financial Corp. ("AmeriFed") with and into NBD Illinois ("NBD Illinois"), all pursuant to an Agreement and Plan of Reorganization dated March 23, 1994 (the "Plan of Reorganization"). We note at the outset that there may be other taxes which could be applicable in connection with the Merger as to which we render no opinion.

         The proposed transaction is described in the section of this letter entitled "STATEMENT OF FACTS," and the federal income tax consequences of the proposed transaction will be as set forth in the section of this letter entitled "OPINION."


                               STATEMENT OF FACTS

         AmeriFed, a Delaware corporation with its principal place of business in Joliet, Illinois, is a registered savings and loan holding company registered under the Home Owners' Loan Act, as amended. AmeriFed owns 100 percent of the shares of AmeriFed Bank, FSB, a federally-chartered stock savings bank ("AmeriFed Bank").

         NBD, a Delaware corporation with its principal place of business in Detroit, Michigan, is a registered bank holding company registered under the Bank





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Holding Company Act of 1956, as amended.  NBD owns 100 percent of NBD Illinois, a Delaware chartered bank holding company. NBD Illinois owns 100 percent of the stock of NBD Bank, an Illinois-chartered commercial bank.

         AmeriFed, NBD Illinois and NBD have entered into the Merger Agreement, which provides for the merger of AmeriFed into NBD Illinois (the "Merger"), with NBD Illinois surviving such Merger in accordance with the applicable laws of the State of Delaware and in accordance with the Plan of Reorganization dated March 23, 1994 (the "Merger Agreement"). On August 22, 1994, NBD Bank and AmeriFed Bank entered into an agreement of Merger pursuant to which AmeriFed Bank will be merged with and into NBD Bank as soon as practicable following the consummation of the Merger, in a transaction that satisfies the requirements of Section 5(d)(3) of the Federal Deposit Insurance Act (the "Bank Subsidiary Merger").

         On the closing date (the "Effective Date of the Merger"), AmeriFed shall merge with and into NBD Illinois; NBD Illinois shall be the surviving corporation in the Merger; and all of the property, rights, powers and duties and obligations of AmeriFed shall be taken and deemed to be transferred to and vested in NBD Illinois, as the surviving corporation in the Merger, all in accordance with the applicable laws of the State of Delaware. As soon as practicable following the Effective Date of the Merger, AmeriFed Bank will merge with and into NBD Bank in the Bank Subsidiary Merger.

         Under the Merger Agreement, AmeriFed will be merged with and into NBD Illinois, a wholly-owned subsidiary of NBD. The Merger Agreement sets forth the terms upon which the Merger will be effected. The Plan of Reorganization sets forth various representations, warranties and covenants of the parties relating to the consummation of the Merger, conditions which must be satisfied before the Merger may be consummated and grounds for termination of the Merger. The Merger Agreement and the Plan of Reorganization relate to the same transaction.

         The obligations of NBD, NBD Illinois and AmeriFed to cause the Merger to be consummated are subject to the following conditions, among others: (i) approval of the Merger Agreement by the stockholders of AmeriFed; (ii) approval of the Merger by all requisite government regulatory authorities; (iii) delivery of Officers' certificates by each party certifying as to representations and warranties made by each party; and (iv) delivery of certain legal opinions, including a favorable tax opinion.

         Upon consummation of the Merger, each outstanding share of AmeriFed Common Stock (other than shares owned by NBD, NBD Illinois or AmeriFed, which will be cancelled) will be automatically converted, and exchanged for a number of shares of NBD Common Stock equal to a fraction, the numerator of which shall be equal to $45.00, and the denominator of which shall be equal to



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the average closing price per share of NBD Common Stock as reported on the NYSE
Composite Tape for the five trading days ending on the fifth trading day prior to the Effective Date of Merger, as defined in the Merger Agreement.

         Each holder of a certificate or certificates representing shares of AmeriFed Common Stock who would have been entitled to receive a fraction of a share of NBD Common Stock (after aggregating all AmeriFed Common Stock represented by such certificate or certificates then delivered by such holder) shall receive, in lieu thereof, an amount of cash (without interest) determined by multiplying such fraction by the average closing price of a whole share of NBD Common Stock on the NYSE Composite Tape during the five trading days ending on the fifth trading day prior to the Effective Date of Merger.

         As promptly as practicable after the Effective Time of the Merger, NBD will cause appropriate transmittal materials to be mailed to each AmeriFed stockholder of record on the Effective Date of Merger for the purpose of exchanging his or her share certificates. NBD or State Street Bank and Trust Company, as exchange agent (the "Exchange Agent"), will mail or deliver to each former AmeriFed stockholder his or her certificates representing AmeriFed Common Stock, a certificate or certificates representing the number of whole shares of NBD Common Stock to which the stockholder is entitled plus a check in the amount of cash paid in lieu of fractional shares. The Merger Agreement provides that after the Effective Date of Merger and until AmeriFed Common Stock certificates are exchanged, no dividend payable with respect to NBD Common Stock will be paid to the holders of certificates previously representing AmeriFed Common Stock. Upon exchange of such certificates, however, there will be paid the amount (without interest and less the amount of taxes, if any, which may have been imposed or paid thereon) of all dividends, if any, which shall have been declared and paid after the Effective Date of Merger with respect to the shares of NBD Common Stock issuable under the Merger Agreement in respect of the AmeriFed Common Stock represented by such surrendered certificates.

         After the Effective Date of Merger, there will be no further transfer on the books of AmeriFed of certificates theretofore representing AmeriFed Common Stock and, if such certificates are presented for transfer, they will be cancelled against delivery of certificates for NBD Common Stock. The shares of NBD Common Stock that will be utilized in the Merger may be authorized and unissued shares and/or treasury shares.


         AmeriFed maintains an incentive stock option plan, a director stock option plan, and certain recognition and retention plans. Such plans provide for an immediate acceleration of the vesting period for benefits payable under the plans upon a change in control. The Merger will constitute a change in control under such plans.



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         Additionally, pursuant to the terms of the Plan of Reorganization with respect to officers and employees of AmeriFed or AmeriFed Bank who will remain employed by NBD Illinois or any of its subsidiaries, each option granted by AmeriFed to purchase shares of AmeriFed Common Stock which is outstanding and unexercised immediately prior to the Effective Date of Merger shall be converted automatically into an option to purchase, at an exercise price of $10.00 per share, a number of shares of NBD Common Stock equal to a fraction, the numerator of which shall be equal to $45.00 and the denominator of which shall be equal to the average closing price per share of NBD Common Stock as reported on the NYSE Composite Tape for five trading days ending on the fifth trading day prior to the Effective Date of the Merger. With respect to directors of AmeriFed or AmeriFed Bank as well as officers and employees of AmeriFed or AmeriFed Bank holding options of AmeriFed whose service will terminate upon the Merger, each option to purchase shares of AmeriFed Common Stock which is outstanding and unexercised immediately prior to the Effective Date of Merger shall be converted automatically into a number of shares of NBD Common Stock equal to a fraction, the numerator of which shall be equal to $35.00 and the denominator of which shall be equal to the average closing price per share of NBD Common Stock as reported on the NYSE Composite Tape for five trading days ending on the fifth trading day prior to the Effective Date of the Merger.

         The Plan of Reorganization provides that, after the Effective Date of Merger, employees and officers of AmeriFed who become employees of NBD or its subsidiaries shall be entitled to participate in NBD's pension, benefit and similar plans on the same terms and conditions as employees and officers of NBD, giving effect to year of service with AmeriFed as if such service were with NBD.

         The Plan of Reorganization provides that each employee who is terminated will receive salary continuation payments under the terms of the AmeriFed Severance Compensation Plan (the "Severance Plan"). Under the Severance Plan, in the event a change in control of AmeriFed or AmeriFed Bank occurs, participants in the Severance Plan who are terminated will be entitled to receive a severance payment. If the participant whose employment has terminated has completed at least five years of service, the participant will be entitled to a cash severance payment equal to one-twelfth of the compensation paid during the 12 months preceding the participant's termination for each year of employment with AmeriFed Bank, up to a maximum of 24 months of payment.

         The Plan of Reorganization provides for the termination of the AmeriFed ESOP whereby all accrued benefits shall be distributed to the accounts of participants.


                                     * * *


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        You have also provided some of the following representations concerning this transaction. NBD and NBD Illinois have provided some of the following representations. For purposes of these representations only, the term "the Company" refers to AmeriFed; the term "the Company Bank" refers to AmeriFed Bank; the term "the Acquiror" refers to NBD; the term "the Acquiring
Subsidiary" refers to NBD Illinois; and the term "Acquiring Bank" refers to NBD
Bank:

         (a) The Merger of the Company into the Acquiring Subsidiary will satisfy the applicable statutory requirements of the State of Delaware. Furthermore, the Merger will comply with the regulations and any other legal requirements imposed by the Delaware state statutes.

         (b) As of the date hereof, the facts which relate to the Merger and related transactions and described in the Form S-4 Registration Statement, insofar as such facts pertain to the Company and the Company Bank, are true, correct and complete and, insofar as such facts pertain to the Acquiror, and the Acquiring Subsidiary and the Acquiror Bank, the management of the Company has no reason to believe that such facts are untrue, incorrect or incomplete.

         (c) The Merger will be carried out strictly in accordance with the Merger Agreement, as described in the Form S-4 Registration Statement.

         (d) As of the Effective Date of the Merger, the former shareholders of the Company will have a continuing interest through ownership of stock of the Acquiror that was received pursuant to the Merger equal in value to at least 50 percent of the total value of all of the formerly outstanding stock of the Company as of the same date.

         (e) The authorized capital stock of the Company consists of 6,000,000 shares of Common Stock, $.01 par value, of which, as of March 22, 1994, 3,068,231 shares of Common Stock were issued and outstanding, fully paid and nonassessable; and 1,500,000 shares of Preferred Stock, $.01 par value, of which no shares are issued and outstanding. Except as disclosed in the Plan of Reorganization, there are no other outstanding subscriptions, options, warrants, agreements, understandings or arrangements to which the Company is a party or by which it is or may become bound relating to its authorized or issued capital stock, or pursuant to which the Company may be obligated to issue additional shares of capital stock.

         (f) The aggregate fair market value of the consideration to be received in the Merger by each holder of the Company Common Stock will be approximately equal to the aggregate fair market value of the



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                 Company Common Stock surrendered in exchange therefor, as
                 determined by arm's length negotiations between the managements of the Company and the Acquiring Subsidiary. No holder of Company Common Stock will receive in exchange for such stock, directly or indirectly, any consideration other than Acquiror Common Stock and cash paid in lieu of a fractional share of Acquiror Common Stock.

                 No cash or other property will be paid to any shareholder of the Company (or the Company Bank pursuant to the Bank Subsidiary Merger), and no shares of Acquiror Common Stock will be issued pursuant to the Bank Subsidiary Merger.

         (g) To the best knowledge of the management of the Company, there is no plan or intention by any of the holders of the Company Common Stock who own five percent (5%) or more of the aggregate value of all the outstanding Company Common Stock immediately prior to the Merger and, there is no plan or intention on the part of any remaining holders of Company Common Stock to sell, exchange, transfer by gift or otherwise dispose of any shares of the Acquiror Common Stock received by them in connection with the Merger, which taken together would be equal in value to at least 50% of the Company as of the Effective Date of the Merger.

         (h) The assumption by the Acquiring Subsidiary of the liabilities of the Company, and the acquisition by the Acquiring Subsidiary of the assets of the Company which are subject to liabilities, pursuant to the Merger, are for a bona fide business purpose, and the principal purpose of the Acquiring Subsidiary for such assumption of liabilities and acquisition of assets subject to liabilities is not the avoidance of federal income tax on the transfer of such assets. Each of the Company liabilities to be assumed by the Acquiring Subsidiary or to which the transferred assets of the Company are subject has been incurred in the ordinary course of the Company's business.

         (i) No assets of the Company have been sold, transferred or otherwise disposed of which would prevent the Acquiring Subsidiary from continuing the historic business of the Company or from using a significant portion of the Company's historic business assets in a business following the Merger. Neither the Acquiror nor the Acquiring Subsidiary has any plan or intention to sell, exchange, distribute, transfer or otherwise dispose of any of the Company's assets to be acquired by the Acquiring Subsidiary in the Merger, except in the ordinary course of business and except for transfers permitted by section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"). It is the intention of the



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                 management of the Acquiring Subsidiary to continue the historic business of the Company and to use a significant portion of the Company's historic business assets in a business following the Merger.

         (j) The Company, the Acquiror, and the Acquiring Subsidiary, and the shareholders of the Company will each pay their own expenses incurred in connection with the Merger and related transactions except for liabilities of the Company which are assumed by the Acquiring Subsidiary pursuant to the Merger and which will be paid solely out of the assets of the Company as constituted immediately prior to the Merger.

         (k) Neither the Company nor the Acquiror nor the Acquiring Subsidiary has paid or will pay (or has reimbursed or will reimburse), directly or indirectly, any expenses incurred by any holder of Company Common Stock in connection with the Merger or any related transactions. Neither the Company nor the Acquiror has agreed to assume nor will directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock.

         (l) Neither the Company nor the Company Bank is an "investment company" within the meaning of section 368(a)(2)(F) of the Code or a real estate investment trust within the meaning of section 856 of the Code.

         (m) Neither the Company nor the Company Bank is under the jurisdiction of a bankruptcy court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

         (n) The payment in the Merger of cash in lieu of fractional shares of Acquiror Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Acquiror of issuing fractional shares of Acquiror Common Stock and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Company shareholders instead of issuing fractional shares of Acquiror Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Company shareholders in exchange for their shares of Company stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Acquiror Common Stock.

         (o) Both the total adjusted basis and the total fair market value of the



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                 Company assets to be acquired by the Acquiring Subsidiary in the Merger exceed the total liabilities of the Company including the amount of liabilities, if any, to which the transferred assets are subject.

         (p) No compensation received by any shareholder of the Company is or will be in consideration for, or allocable to, any of their shares of the Company Common Stock. Any compensation paid or to be paid to any shareholder of the Company who will be an employee of or perform advisory services for the Acquiring Subsidiary or any affiliate thereof after the Merger will be in consideration for services rendered or to be rendered, and such consideration will be commensurate with amounts paid to third parties bargaining at arm's length for similar services and has been bargained for independently of negotiations regarding consideration paid for the Company Common Stock. None of the shares of Acquiror Common Stock received by any shareholder of the Company is or will be separate consideration for, or allocable to, any employment, consulting or other arrangement which may be entered into between the Acquiring Subsidiary or any affiliate thereof and such shareholder for services rendered or to be rendered by any shareholder.

         (q) There exists no intercorporate indebtedness between the Company or the Company Bank on the one hand and the Acquiror or the Acquiring Subsidiary on the other, that was issued, acquired, or will be settled at a discount.

         (r) The Company has not redeemed any of the Company Common Stock, made any distribution with respect to the Company Common Stock or disposed of any of its assets in anticipation of or as part of the Merger.

         (s) Except for the possible issuance of Company Common Stock pursuant to the Company Option Plans described in the Company Disclosure Schedule, the Company did not and will not issue any additional shares of stock between the date the Merger Agreement was executed and the Effective Date of the Merger.

         (t) There exist no options, warrants, convertible securities or other rights to acquire capital stock of the Company except as described in the Form S-4 Registration Statement.

         (u) No shares of the Company Common Stock are held by any affiliate of the Company except as disclosed in the Company's Form S-4 Registration Statement.



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         (v)     During the five-year period ending at the Effective Date of the Merger, neither the Acquiror, the Acquiring Subsidiary nor any affiliate of the Acquiror has owned or owns, beneficially or of record, any stock or securities of the Company or the Company Bank or any predecessor thereof or any instruments giving the holder the right to acquire any such stock or securities except as disclosed in the Form S-4 Registration Statement.

         (w) Neither the Acquiror, the Acquiring Subsidiary nor any affiliate of the Acquiror intends to acquire or redeem by purchase or otherwise reacquire any of the shares of the Acquiror Common Stock to be issued pursuant to the Merger, or to make any distributions with respect to such stock, except for regular, periodic dividends.


         (x) The Acquiror has no plan or intention to liquidate, sell or dispose of the stock of the Acquiring Subsidiary into another corporation (except for the possible merger of Company Bank with and into the Acquiring Bank).

         (y) The Company Bank is a domestic building and loan association as defined under section 7701(a)(19) of the Code that is entitled to take deductions for its reserve for bad debts under section 593 of the Code.

         (z) The shareholders of Company (immediately before the proposed transaction) receiving shares of Acquiror Common Stock will not own (immediately after the proposed transaction) more than fifty percent of the fair market value of Acquiror.


                             LIMITATIONS ON OPINION

         Our opinions expressed herein are based solely upon current provisions of the Code, including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal or state tax consequences of the Merger under any section of the Code (or under state or local tax law) except if and to the extent specifically addressed.


                                    OPINION

         Based solely upon the foregoing representations and information and



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assuming the transaction occurs in accordance with the Plan of Reorganization
(and taking into consideration the limitations at the end of the opinion), it is our opinion that under current federal income tax law:

         (1) Provided that the Merger of AmeriFed with and into NBD Illinois qualifies as a Merger under applicable state or federal law, the proposed Merger of AmeriFed will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. AmeriFed, NBD Illinois and NBD will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

         (2) The basis of the assets of AmeriFed to be received by NBD Illinois will be the same as the basis of those assets in the hands of AmeriFed immediately prior to the Merger.

         (3) The holding period of the assets of AmeriFed to be received by NBD Illinois will include the holding period of those assets in the hands of AmeriFed immediately prior to the Merger.

         (4) No gain or loss will be recognized by NBD Illinois and NBD upon receipt of the assets of AmeriFed by NBD Illinois in exchange for the consideration provided for in the Merger Agreement and the assumption by NBD Illinois of the liabilities of AmeriFed.

         (5) NBD Illinois will succeed to and take into account the items of AmeriFed described in Section 381(c) of the Code and NBD Illinois will be the "acquiring corporation" within the meaning of Section 1.381(a)-1(b)(2) of the Treasury Regulations. These items will be taken into account by NBD Illinois subject to the conditions and limitations specified in Sections 381, 382 and 383 of the Code and the Treasury Regulations thereunder.

         (6) No gain or loss will be recognized by AmeriFed upon the transfer of its assets to NBD Illinois in exchange for the consideration provided for in the Merger Agreement and the assumption by NBD Illinois of the liabilities of AmeriFed.

         (7) No gain or loss will be recognized by the shareholders of AmeriFed who receive shares of NBD Common Stock in exchange for all of their shares of AmeriFed Common Stock, except to the extent of any cash received in lieu of a fractional share of NBD Common Stock. Gain, if any, will be recognized by holders of the shares of AmeriFed Common Stock who receive both NBD Common Stock (including a fractional share interest) and cash in exchange for their AmeriFed Common Stock, but not in excess of the amount of cash received. If the exchange has the effect of the



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                 distribution of a dividend (determined with the application of section 318(a) of the Code), then the amount of the gain recognized that is not in excess of a shareholder's ratable share of undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of a dividend will be made in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726
                 (1989). No loss will be recognized on the exchange of AmeriFed Common Stock for NBD Common Stock (including a fractional share interest, if any), and cash, as described above (section 354(a)(1) of the Code).

         (8) The basis of NBD Common Stock to be received by shareholders of AmeriFed will, in each instance, be the same as the basis of the shares of AmeriFed Common Stock surrendered in exchange therefor.

         (9) The holding period of the NBD Common Stock received by shareholders of AmeriFed will, in each instance, include the holding period of the shares of AmeriFed Common Stock surrendered in exchange therefor, provided that AmeriFed Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of AmeriFed on the Effective Date of Merger.

         (10) The payments of cash in lieu of fractional share interests of NBD Common Stock will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.



                                     * * *

         This opinion is based on the assumption that the transaction will be consummated in accordance with the Plan of Reorganization as well as all the information and representations referred to herein. Any change in the transaction could cause us to modify our opinion.

                                                   Sincerely,


                                           MULDOON, MURPHY & FAUCETTE

                                       /s/ Muldoon, Murphy & Faucette





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